EXHIBIT 99.1
93 West Main Street
Clinton, CT 06413
PHONE: 860-669-8630
FAX: 860-669-9326

December 3, 2020

The Honorable Ned Lamont
Governor of Connecticut
210 Capitol Avenue
Hartford, CT 06106

Dear Governor Lamont:

The Connecticut Water Company (Connecticut Water) is planning to file a general rate case (GRC) application with the Connecticut Public Utilities Regulatory Authority (PURA) to amend its rate schedule. As required by Section 16-1-22(b) of the Regulations of Connecticut State Agencies, we are providing you a preliminary notice of our intent to file within the next 60 days.

The need for the increase is largely driven by company-funded infrastructure investments of about $255 million that have not yet been included in customers’ rates since the company’s last full rate case in 2010. The proposed increase would add about 35-cents per day or $10.50 per month to the bill of a typical residential water customer that uses 3,780 gallons of water per month.

Connecticut Water, with our Connecticut headquarters and management team, has more than 225 local, experienced employees dedicated to serving the interests of our customers. Our teams know our service towns and regularly coordinate with community leaders. Decisions to prioritize our investments in infrastructure are made to maximize the benefit to public health, safety and economic development for the 106,000 customers or 360,000 residents served across 60 Connecticut communities.

Our investment in drinking water treatment, storage, distribution systems and information technology are a direct benefit to our customers day-in and day-out to ensure reliable service and safe drinking water –including during major storms and the COVID-19 pandemic.

We are seeking recovery on those investments so that we can continue to maintain and build water systems that serve the needs of current and future generations. Further, we need to adjust our rates to cover increased operating costs for things such as power and chemicals.

Overall, Connecticut Water will be seeking to increase annual revenues above those in effect at the time of the filing by about $20 million, or about 19.9%1. The percentage increase in some communities or operating divisions and by customer class (residential, commercial, industrial, public authority) will vary from the overall average increase. This will be done to more closely align the rates in each of those areas to reflect their respective cost of service.

1 In the event that the Water Infrastructure and Conservation Adjustment application pending before PURA in Docket 09-12-10WI27 is not approved as of the date the general rate application is filed, the request increase would be just over $21 million or 21%.

Further, we may seek to introduce rate structures that are designed to further promote water conservation in Connecticut and support the state’s broader energy policy. PURA will determine the ultimate level and actual distribution of the rate increase.

We recognize that the pandemic has created ongoing financial hardships. Here, too, we have been ready to help by implementing the PURA moratorium on shut-offs for non-payment and the extended payment plans for our customers. Further, for more than a decade, Connecticut Water has had its own Help To Our Customers (H2O) financial assistance program to assist those with ongoing and one-time financial challenges to maintain their water service.

Further, as a commitment to our Connecticut customers in our 2019 merger with SJW Group, the Company agreed not to file for a general rate increase that would have new base rates in effect before January 2021. In view of the pressures on our customers from the pandemic, the filing was further delayed so that new base rates will not take effect before July 2021. Based on another merger commitment, our requested increase in annual revenues in this case has been to reflect synergies and savings from the combination with the larger SJW Group organization.

Additionally, since our last GRC, Connecticut Water customers benefited from two temporary rate reductions that put a combined $14.7 million back in their pockets. The temporary rate reduction in 2014 – 2016 was related to a federal income tax refund based on our adoption of repair tax treatment. The temporary rate credit in 2019 was related to synergies expected from our merger with SJW Group.

Connecticut Water has a strong commitment to environmental stewardship and community involvement. We maintain high quality water supplies and have more than 6,000 acres of lands to protect those sources. We work to promote water conservation and sound land use policies that protect the environment, and over the past 20 years, Connecticut Water has either donated or sold at bargain sale process more than 1,000 acres of land as protected open space.

We understand that a rate increase is never welcomed. However, we believe the value of safe reliable water service we provide is well worth the final cost of a little more than a penny per gallon.

By copy of this letter, the chief executive officers in each of our service towns are being notified about the rate application and our staff will be available to meet with them. State elected officials are also being contacted regarding our intention to amend rates and customers will be notified directly prior to any public hearings.

I would welcome the opportunity to meet with you or your staff to further discuss our application. In the meantime, should you or any of your constituents have questions or concerns regarding the application please feel free to contact me at mwestbrook@ctwater.com or (860) 664-6055.

Sincerely,
Maureen P. Westbrook
President

Connecticut Water is proud to provide water service to 106,000 customers across 60 Connecticut communities to support public health, safety and economic development in those communities. This is done through one wastewater system and over 60 water systems ranging from as few as 22 customers to nearly 40,000 customers. This includes the former Avon Water and Heritage Village Water companies that were merged into Connecticut Water Company earlier this year. Our customers are served by a network of water mains stretching more than 1,700 miles as well as pumping, storage and treatment facilities to maintain water quality, reliability and service.

The application includes $225 million invested in infrastructure projects that are not covered in rates for:

•Water treatment technology to enhance treatment and operational efficiency, meet increasingly stringent water quality standards and continue to provide safe, reliable drinking water to customers and communities.
•Additional water storage for improved service to customers and volumes necessary for public fire protection.
•IT systems that support business and operations and include cybersecurity measures to protect critical data.
•Backup generators at all critical facilities ensuring water availability during power loss.

During that same time, the Company also invested in infrastructure to enhance water quality and service that has been folded into rates or surcharges including the $36 million Rockville Drinking Water Treatment Facility in Vernon and over $175 million since 2009 to replace more than 150 miles of water main that had an average age of 75 years, or were no longer adequately sized to support the residential and business growth since it was originally installed.

We care about serving customers:

•Independent surveys in 2019 of residential and business customers, local and state officials show 90% satisfaction with Connecticut Water, a world-class satisfaction rating.
•Customer surveys show 88.0% say Connecticut Water meets their expectation all or most of the time, and 85.3% say the price of water service at about one penny per gallon is “very good” or “good.”
•90% of elected officials, business and municipal leaders say we provide safe, reliable service and 88.2% had a favorable opinion of our response to emergencies (surveyed prior to the COVID-19 pandemic).

We are strongly committed to environmental stewardship:

•Connecticut Water owns and maintains 6,000 acres of lands to protect our drinking water sources.
•More than 1,000 acres of non-watershed land have been donated or sold at bargain sale as protected open space over the last two decades. Coordinated effort is underway with Save the Sound, municipalities and conservation organizations on additional opportunities to preserve or provide recreational opportunities on water company lands.
•Partnerships in our communities promote sound land use policies and review land use proposals to protect watershed lands and drinking water sources.
•Promote water conservation with customers and through classroom educational program on the importance of protecting and conserving drinking water supplies.
•Party to unique partnership with the Town of Southbury, and the Pomperaug River Watershed Coalition to raise public awareness of the impact that public and private water use can have on the Pomperaug River’s ecosystem.

We value and support our community:

•Company and employees engaged in volunteer activities and $120,000 donated locally in 2020, supporting charitable organizations, food banks, fire departments and schools. Donations are not funded by customers.
•More than $10.6 million in state and local taxes paid in 2019. We are among the top 10 taxpayers in many of our service towns.